Exhibit 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

This Separation Agreement and General Release (“Agreement”) is made between Mondelēz Global LLC (and any currently or previously-affiliated companies, parent companies, successors or predecessors, including Mondelēz International, Inc., Kraft Foods Inc., Kraft Foods Group, Inc., and Kraft Foods Global, Inc., hereafter, collectively referred to herein as, “MG” or the “Employer”) and Brian Gladden (“Gladden” or the “Employee”) (the Employer and Employee are collectively referred to herein as the “Parties”).

Gladden has been employed by MG as EVP and Chief Financial Officer of Mondelēz International, Inc.

In connection with Gladden’s employment with MG, Gladden executed an offer letter dated September 26, 2014 (the “Offer Letter”), which Offer Letter is incorporated into this Agreement by reference and made a part hereof as if set forth in full.

In connection with Gladden’s employment with MG, Gladden also executed several Grant Agreements (the “Grant Agreements”), dated February 18, 2015; February 22, 2016; February 16, 2017; August 1, 2017; and February 22, 2018; which Grant Agreements are incorporated into this Agreement by reference and made a part hereof as if set forth in full.

Since Gladden’s employment relationship with MG is ending, MG has offered Gladden benefits as set forth in this Agreement, and Gladden has decided to accept MG’s offer. Therefore, Gladden and MG both agree and promise as follows:

1.    Employment Termination: Gladden’s last day of employment with MG is July 31, 2018 (“Last Day Worked” or “Termination Date”). Gladden will be paid for any accrued, unused 2018 PTO days, less applicable deductions, at the next normal payday following the Termination Date. After the Termination Date, Gladden will not represent himself as being an employee, officer, attorney, agent or representative of MG for any purpose.

2.    Sufficiency of Consideration: Gladden understands, acknowledges and agrees that the payment of benefits described in this Agreement, including payments and benefits described in Section 3 herein, are conditioned upon his execution and non-revocation of this Agreement and are, in significant and substantial part, in addition to those benefits to which he is otherwise entitled. Gladden acknowledges and agrees that MG has – apart from this Agreement – paid him for all wages that were due to him.

3.    Consideration: In exchange for the promises and releases in this Agreement, and provided Gladden does not revoke the Agreement as permitted in Section 14 below, MG will provide Gladden with the following benefits and payments:

a)    Gladden will receive a pro-rated 2018 Management Incentive Plan (“MIP”) award based on the number of days worked from January 1, 2018 through the Last Day Worked, to be paid at actual performance for the individual performance component and actual performance for the Company performance component. This payment, less applicable deductions, will be made no later than March 15, 2019. Gladden will not be eligible to receive any other MIP payments.

b)    Subject to the underlying terms and conditions of the applicable plans, Gladden will receive compensation and benefits as provided for under MG’s retirement and benefits plans available to employees generally. Gladden will not be entitled to any other compensation or benefits not provided in this Agreement, nor is Gladden entitled to any severance under the Mondelēz Global LLC Severance Pay Plan for Salaried Exempt Employees. For avoidance of doubt, all outstanding unvested equity awards will be forfeit upon Gladden’s Last Day Worked and all vested stock options will expire 30 days from his Last Day Worked. Gladden may revoke this Agreement within seven (7) days after he signs it by giving written notice to MG. To be effective, this revocation must be received by the close of business on the 7th calendar day after Gladden signs this Agreement. If Gladden revokes this Agreement, he understands that he will not receive the benefits that are conditioned upon his execution of the Agreement. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without Gladden revoking it.

4.    Complete Release and Waiver of Claims:

a)    Gladden is aware of his legal rights concerning his employment with MG. In exchange for MG’s promises above, Gladden agrees to irrevocably and unconditionally release (i.e. give up) any and all claims he may now have against, and agrees not to sue, MG and any currently or previously-affiliated companies, parent companies, successors or predecessors, and their officers, directors, agents and employees, including without limitation those arising out of the employment relationship between Gladden and MG (the “Release”). This Release includes, but is not limited to, all claims under Title VII of the Civil Rights Acts of 1964 and 1991, the Americans with Disabilities Act, the Age Discrimination in Employment Act, the Family and Medical Leave Act, the Fair Labor Standards Act, the Sarbanes-Oxley Act of 2002, the Employee Retirement Income Security Act, the Illinois Human Rights Act, the Right to Privacy in the Workplace Act, the Illinois Health and Safety Act, the Illinois Employment Contract Act, the Illinois Whistleblower Act, and any other federal, state or local law, as well as any claims for breach of contract, wrongful discharge, and tort claims; claims for wages, benefits or severance pay; claims for attorneys’ fees; and any other claim or action whatsoever. This general release and waiver does not contain a waiver of rights or claims that may arise after the date the Agreement is executed by Gladden, and also excludes any claims which cannot be waived by law. For the avoidance of doubt, payments made pursuant to this Agreement remain subject to any recovery, recoupment, clawback and/or other forfeiture policy maintained by MG or any affiliate.

b)    Specific Release of ADEA Claims: In further consideration of the payments and benefits provided to the Employee in this Agreement, Gladden hereby irrevocably and unconditionally fully and forever waives, releases and discharges MG from any and all claims, whether known or unknown, from the beginning of time to the date of Gladden’s execution of this Agreement, arising under the Age Discrimination in Employment Act (ADEA), as amended, and its implementing regulations.

5.    Right to Participate in Agency Proceedings: Nothing in this Agreement is intended to limit or impair in any way Gladden’s right to file a charge with the U.S. Equal Employment Opportunity Commission (EEOC) or comparable state and local fair employment practices agencies (FEPAs), or Gladden’s right to participate in any such charge filed with such agencies.

6.    Cooperation: The Parties agree that certain matters in which Gladden has been involved during his employment may necessitate Gladden’s cooperation with MG in the future. Accordingly, for a period of two (2) years following the Termination Date, to the extent reasonably requested by MG and upon reasonable notice, Gladden shall cooperate with MG in connection with matters arising out of Gladden’s service to the Employer, including those legal matters, both known and unknown, about which Gladden has personal knowledge and/or may be called as a witness; provided that MG shall make reasonable efforts to minimize disruption of Gladden’s other activities. MG shall reimburse Gladden for reasonable expenses incurred in connection with his cooperation

7.    Restrictive Covenants:

(a)    Non-Competition: Gladden understands and agrees that the nature of his position with MG gave him access to and knowledge of highly confidential information and trade secrets of MG, and placed him in a position of trust and confidence with MG. Because of MG’s legitimate business interests and in consideration for MG’s payment/provision to Gladden of the amounts and benefits provided in Section 3 above, for the twelve (12)-month period following the Termination Date (“Restricted Period”) and in any geographic area in which Gladden directly or indirectly performed responsibilities for MG or where his knowledge of Confidential Information (as defined in Section 10, infra) would be useful to a competitor in competing against MG, Gladden shall not engage in any conduct in which he contributes his knowledge and skills, directly or indirectly, in whole or in part, as an executive, employer, owner, operator, manager, advisor, consultant, agent, partner, director, stockholder, officer, volunteer, intern or any other similar capacity to a competitor or to an entity engaged in the same or similar business as MG, including those engaged in the business of production, sale or marketing of snack foods (including, but not limited to gum, chocolate, confectionary products, biscuits or any other product or service Gladden had reason to know was under development by MG during his employment with MG), limited solely to those competitors or entities that have a material business in snack foods (where “material” is defined as $50MM or more in annual retail sales), without the written consent of MG’s Executive Vice President of Global Human Resources, or designee, such consent to be provided by MG in its sole and absolute discretion. For the purpose of this Section 7(a), MG’s competitors include entities engaged in the same or similar business as wholly owned subsidiaries of Mondelēz International, Inc. For purposes of this Non-Competition clause, Listed Competitors include, but are not limited to, the following companies: PepsiCo, Inc., Campbell Soup Company, The Coca-Cola Company, Kellogg Company, Mars, Inc., Nestle S.A., Ferrero Rocher, General Mills, Inc., The Hershey Company, Groupe Danone, Perfetti Van Melle, Arcor, Unilever Group, Lindt & Sprungli AG, and Yildiz Holding A.S., or any subsidiaries, affiliates or subsequent parent or merger partner, if any of these companies are acquired or become part of a merger. For purposes of this Agreement, “affiliate” of a specified person or entity means a person or entity that directly or indirectly controls, is controlled by, or is under common control with, the person or entity specified. For the avoidance of doubt, during the Restricted Period, Gladden shall not advise any client or potential client on any matters or in any manner that would be useful to that client or potential client in competing against MG, or that would cause a client or potential client to become a competitor to MG. Passive ownership of less than two percent (2%) of the outstanding stock of any publicly traded corporation (or private company through an investment in a hedge fund, or similar vehicle) shall not be deemed to be a violation of this Section 7(a) solely by reason thereof. Under no circumstances may Gladden engage in any activity that may require or inevitably require his use or disclosure of MG’s Confidential Information.

(b)    Non-Solicitation of Employees: Gladden understands and acknowledges that MG has expended and continues to expend significant time and expense recruiting and training its employees and that the loss of employees would cause significant and irreparable harm to MG. Gladden agrees and covenants not to directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee of MG during the Restricted Period. The foregoing shall not be violated by general advertising not targeted at MG employees or by serving as a reference upon request.

(c)    Restrictive Covenant Remedies: If Gladden breaches or violates the provisions of this Section 7, he will be obligated to pay back to MG all payments received pursuant to this Agreement, and MG will not be obligated to make any future payments pursuant to this Agreement that are otherwise owed. This will be in addition to any other remedy that MG may have in respect of such Prohibited Conduct. MG and Gladden acknowledge and agree that MG will or would suffer irreparable injury in the event of a breach or violation or threatened breach or violation of the provisions set forth in this Section 7, and agree that in the event of a breach or violation of such provisions MG will be awarded injunctive relief by a Court of competent jurisdiction to prohibit any such breach or violation, and that such right to injunctive relief will be in addition to any other remedy which may be ordered by the Court or an arbitrator. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages or any other available forms of relief.

(d)    Judicial Amendment: Gladden and MG acknowledge the reasonableness of the agreements set forth in this Section 7 and the specifically acknowledge the reasonableness of the geographic area, duration of time and subject matter that are part of the covenant not to compete contained in Section 7(a)(i)-(ii). Gladden further acknowledges that Gladden’s skills are such that Gladden can be gainfully employed in noncompetitive employment and that the parties’ agreement not to compete will in no manner prevent Gladden from earning a living. Notwithstanding the foregoing, in the event it is judicially determined that any of the limitations contained in this Section 7 are unreasonable, illegal or offensive under any applicable law and may not be enforced as agreed herein, the parties agree that the unreasonable, illegal or offensive portions of this Section 7, whether they relate to duration, area or subject matter, shall be and hereby are revised to conform with all applicable laws and that this Agreement, as modified, shall remain in full force and effect and shall not be rendered void or illegal.

8.    This Agreement to Be Kept Confidential: Gladden understands that this Agreement is unique to him and he agrees that it is confidential and that he will not disclose this Agreement or its terms to anyone other than (a) his legal or tax advisor, (b) his immediate family, (c) in a legal action to enforce the terms of this Agreement, (d) the EEOC or similar state or local FEPA in connection with the filing or investigation of a charge, or (e) as ordered or required by law. Gladden further agrees that if he discloses the existence of terms of this Agreement to anyone under (a) or (b) above, he will inform them of the confidentiality requirements of this Section and require that they agree to be bound by such requirements. Nothing in this Section 8 shall be construed to prohibit Gladden from reporting conduct to, providing truthful information to or participating in any investigation or proceeding conducted by any federal, state or local government agency or self-regulatory organization.

9.    No Disparagement or Harm: Gladden agrees that, in discussing his relationship with MG and its affiliated and parent companies and their business and affairs, he will not disparage, discredit or otherwise treat in a detrimental manner MG, its affiliated and parent companies or their current or former officers, directors and employees. This Section 9 does not, in any way, restrict or impede Gladden from exercising protected rights including the right to communicate with any federal, state, or local agency or self-regulatory organization, including any with which a charge has been filed, to the extent that such rights cannot be waived by agreement, or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation or order. To the extent legally permissible, Gladden shall promptly provide written notice of any such order to MG’s legal department.

10.    Continuing Confidentiality Obligation: Gladden acknowledges that during the course of his employment with MG, he has had access to, learned about and was entrusted with certain confidential and secret financial, strategy, sales, marketing, product, manufacturing, labor relations, personnel, technical and other proprietary information and material (“Confidential Information”) which are the property of MG. Gladden understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used. Gladden further understands and acknowledges that this Confidential Information and MG’s ability to reserve it for the exclusive knowledge and use of MG is of great competitive importance and commercial value to MG, and that improper use or disclosure of the Confidential Information by Gladden might cause MG to incur financial costs, loss of business advantage, liability under confidentiality agreements with third parties, civil damages and criminal penalties. Gladden agrees that, from the date he is presented with this Agreement and following the Terminate Date, he will not communicate or disclose to any third party, or use for his own account, without the written consent of MG, any of the aforementioned information or material.

If MG becomes aware of a situation where it appears that its trade secrets are being used and/or disclosed by Gladden, it will enforce its rights to the fullest degree allowed by law, including Federal or State trade secret law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law. An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. An individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal; and does not disclose the trade secret, except pursuant to court order.

11.    Protected Rights: Gladden understands that nothing contained in this Agreement limits Gladden’s ability to file a charge or complaint with the Equal Employment Opportunity Commission, the National Labor Relations Board, the Occupational Safety and Health Administration, the Securities and Exchange Commission, or any other federal, state or local governmental agency or commission (“Government Agencies”). Gladden further understands that this Agreement does not limit Gladden’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. This Agreement does not limit Gladden’s right to receive an award for information provided to any Government Agencies.

12.    Return of Company Property: Gladden agrees to return all Company property in his possession, including documents, manuals, identification cards or badges, laptops, computers, telephones, mobile phones, hand-held electronic devices, credit cards, electronically stored documents or files, physical files, handbooks, notes, keys and any other articles he has used in the course of his employment and any other Company property in his possession, no later than the Last Day Worked.

13.    Arbitration of Claims: In the event either Gladden or MG contests the interpretation or application of any of the terms of this Agreement, the complaining party shall notify the other in writing of the provision that is being contested. If the Parties cannot satisfactorily resolve the dispute within thirty (30) days, the matter will be submitted to arbitration with JAMS (f.k.a. Judicial Arbitration and Mediation Services, Inc.). The arbitration will be conducted, and an arbitrator will be chosen, pursuant to the JAMS Employment Arbitration Rules and Procedures. The arbitrator’s fees and expenses and filing fees shall be borne by the losing (non-prevailing) Party. The hearing shall be held at a location selected by MG, and the arbitrator shall issue a written award which shall be final and binding upon the Parties. Gladden agrees to waive the right to a jury trial. Notwithstanding anything contained in this Section 13 or Section 7(c) to the contrary, MG shall each have the right to institute judicial proceedings against Gladden or anyone acting by, through or under Gladden, in order to enforce its rights under Sections 6, 7, 8, 9 or 10 through specific performance, injunction, or similar equitable relief. Claims not covered by arbitration are those claims seeking injunctive and other relief due to unfair competition, due to the use or unauthorized disclosure of trade secrets or confidential information set forth in Sections 8 or 10, or breach of restrictive covenants set forth in Section 7.

14.    Review and Revocation: Gladden acknowledges that, before signing this Agreement, MG gave him a period of twenty-one (21) days in which to consider it. Gladden further acknowledges that: (a) he took advantage of this period to consider this Agreement before signing it; (b) he has carefully read this Agreement, and each of its provisions; (c) to the extent Gladden had any, Gladden resolved all of his doubts and concerns regarding representations being made in this Agreement before signing it; (d) Gladden fully understands what the Agreement, and each of its provisions, means; and (e) Gladden is entering into the Agreement, and each of its provisions, knowingly and voluntarily. MG encouraged Gladden to discuss this Agreement, and each of its provisions, with an attorney (at his own expense) before signing it. Gladden acknowledges that he sought such advice to the extent he deemed appropriate. If Gladden signs this Agreement before the end of the twenty-one (21) day period, Gladden does so voluntarily because he has decided that he does not need any additional time to decide whether to sign this Agreement. Gladden also understands that he does not have more than twenty-one (21) days to sign this Agreement. If Gladden does not sign this Agreement by the end of the twenty-one (21) day period, he understands that it will become null and void. Gladden also acknowledges and understands that MG would not have given him the special payments or benefits he is getting in exchange for this Agreement but for his promises and representations he made by signing it. Further, by signing below, Gladden acknowledges that he may revoke this Agreement at any time within seven (7) days of the date on which he signed it as described above in Section 3(b).

15.    Entire Agreement and Severability: This is the entire agreement between Gladden and MG on the subject matter of this Agreement. This Agreement may not be modified or canceled in any manner except by a writing signed by both Gladden and an authorized Company official. Gladden acknowledges that MG has made no representations or promises to her, other than those in this Agreement. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable. The covenants set forth in this Agreement shall be considered and construed as separate and independent covenants. Should any part or provision of any provision of this Agreement be held invalid, void or unenforceable in any court of competent jurisdiction, such invalidity, voidness or unenforceability shall not render invalid, void or unenforceable any other part or provision of this Agreement. If the release and waiver of claims provisions of this Agreement are held to be unenforceable, the parties agree to enter into a release and waiver agreement that is enforceable.

16.    Governing Law: This Agreement, for all purposes, shall be governed under and construed in accordance with the laws of the State of Illinois without giving effect to any choice of law or conflict of law provision or rule that would cause the application of the laws of any jurisdiction other than Illinois. For any application for injunctive relief, and in the event a dispute between the Parties is not subject to arbitration under Section 13, any action or proceeding by either of the Parties to enforce this Agreement shall be brought only in a State or Federal court located in the State of Illinois. The Parties consent to the personal jurisdiction of such courts and agrees not to claim that any such courts are inconvenient or otherwise inappropriate.

17.    Section 409A: This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments subject to Section 409A provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Gladden will be deemed to have incurred a separation from service under Section 409A the day immediately following his Last Day Worked.

In the event that Gladden is a “specified employee” within the meaning of Section 409A, to the extent required in order to comply with Section 409A, any amounts or benefits to be paid or provided to Gladden pursuant to this Agreement or otherwise that are considered nonqualified deferred compensation under Section 409A will be delayed six (6) months to the first business day on which such amounts and benefits may be paid in compliance with said Section 409A.

Notwithstanding the foregoing, MG makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall MG be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Gladden on account of non-compliance with Section 409A.

[SIGNATURE PAGE FOLLOWS]

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT: IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION 14 AND YOU SHOULD CONSULT WITH AN ATTORNEY PRIOR TO EXECUTING THIS AGREEMENT.

MONDELĒZ GLOBAL LLC:

By:	/s/ David H. Pendleton

Title:	SVP Total Rewards and HR Solutions

Date:	August 13, 2018

BRIAN GLADDEN:

Signature:	/s/Brian T. Gladden

Print Name:	Brian T. Gladden

Date:	August 13, 2018